                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 10, 2023
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 1st QUARTER 2023.

Columbus, Ohio – May 10, 2023  – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

•	Net Income for Q1 2023 was $4.4 million ($0.68 per diluted common share). Pre-provision, pre-tax net revenue ("PPNR") for Q1 2023 was $5.8 million.
•	Return on Average Assets (ROA) was 0.98% and PPNR ROA was 1.26% for the first quarter, while Return on Average Equity (ROE) was 12.55% and PPNR ROE was 16.25%.
•	Book value per share increased to $21.88 at March 31, 2023.
•	Net loans and leases increased by $43.8 million during the quarter. Net loans and leases totaled $1.6 billion at March 31, 2023.
•	Credit quality remains strong with nonperforming loans to total loans of 0.04% and loans more than 30 days past due at 0.06% of total loans.
•

At March 31, 2023, CFBank’s primary and secondary liquidity (cash plus available borrowing capacity) totaled $565 million.  The estimated amount of CFBank’s uninsured customer deposit accounts was $491 million, or approximately 30.5% of total deposit balances, as of March 31, 2023.

Recent Developments

•

On April 6, 2023, the Company’s Board of Directors declared a Cash Dividend of $0.06 per share payable on April 28, 2023 to shareholders of record as of the close of business on April 17, 2023.  This represents a 20% increase over our previous quarterly dividend.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “First Quarter Earnings of $0.68 per diluted common share equates to ROE of 12.55% and ROA of 0.98% respectively.

During 2022, CFBank fully completed the transition to a Commercial Banking-driven business model, having exited the national direct to consumer (DTC) mortgage lending business. CFBank continues to offer traditional Retail Mortgage loans to customers within our regional market footprints.

We have and continue to perform a credible job of protecting our deposit base during a rapidly rising interest rate environment. Along with the industry, we are experiencing customer deposit repricing increases, which in turn place pressure on margins.

In response to these headwinds, your CF team has been focused on operating efficiencies as well as expanding our fee-income businesses. Thus far in 2023, we have implemented efficiencies which are anticipated to have future overhead savings of greater than $2 million annualized. In addition to driving overhead reductions and cost efficiencies, we have responded with additional initiatives that are increasing loans tied to the prime rate, while also expanding our fee income businesses like SWAPS, SBA loans, Treasury Management services, and saleable Residential Mortgage loans. We have also recently introduced a credit card product targeting our business customers.

Our core deposit base remains stable, and is continuing to grow, due to our strong customer relationships. At March 31, 2023, uninsured deposits made up approximately 30.5% of total deposits. Looking ahead, we would anticipate deposit re-pricing opportunities to accompany a return to lower interest rates.

Our CFBank business model is branch light, that is, we operate a total of eight physical banking locations for our Bank which has assets approaching $2 Billion. Our business model trades off having fewer retail banking offices, with lower overhead costs including brick and mortar and branch staffing expenses, against traditionally higher deposit and cost of funds. Additionally, we leverage technology to service our Commercial and Consumer customers. We believe our model is more effective and efficient over the long run than carrying the overhead of a large branch network.

This new year presents a unique set of operating challenges. We believe, however, there will be significant opportunities for adding franchise value. Included in these opportunities is capturing additional high-quality full-service Commercial, Cash Management plus other desirable business and personal relationships. We also expect these "new to CF" customers and relationships will generate future earnings growth and added franchise value.

Your seasoned CFBank Leadership Team will continue to remain nimble, as well as responsive to the changing market and interest rate conditions.

Steady as we go!”

Robert E. Hoeweler, Chairman of the Board, added: “We are fortunate to have a seasoned leadership team as we manage through the current banking industry and economic headwinds.  First and foremost, our focus remains on maintaining solid banking and business fundamentals.  As always, we appreciate the support of our shareholders and customers.”

Overview of Results

Net income for the three months ended March 31, 2023 totaled $4.4 million (or $0.68 per diluted common share) compared to net income of $4.7 million (or $0.72 per diluted common share) for the three months ended December 31, 2022 and net income of $4.5 million (or $0.69 per diluted common share) for the three months ended March 31, 2022.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended March 31, 2023 was $5.8 million compared to PPNR of $6.5 million for the three months ended December 31, 2022 and $5.5 million for the three months ended March 31, 2022.

Net Interest Income and Net Interest Margin

Net interest income totaled $12.7 million for the quarter ended March 31, 2023 and decreased $422,000, or 3.2%, compared to $13.2 million in the prior quarter, and increased $1.9 million, or 18.2%, compared to $10.8 million in the first quarter of 2022.

The decrease in net interest income compared to the prior quarter was primarily due to a  $2.7 million, or 30.8%, increase in interest expense, partially offset by a $2.3 million, or 10.4%, increase in interest income. The increase in interest expense when compared to the prior quarter was attributed to a 70bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $34.4 million, or 2.5%, increase in average interest-bearing liabilities.  The increase in interest income was primarily attributed to a 44bps increase in average yield on interest-earning assets.    The net interest margin of 2.93% for the quarter ended March 31, 2023 decreased 15bps compared to the net interest margin of 3.08% for the prior quarter.

The increase in net interest income compared to the first quarter of 2022 was primarily due to an $11.0 million, or 83.8%, increase in interest income, partially offset by a $9.1 million, or 381.2%, increase in interest expense. The increase in interest income was primarily attributed to a 174bps increase in the average yield on interest-earning assets, coupled with a  $357.9 million, or 26.0%, increase in average interest-earning assets outstanding.  The increase in interest expense was attributed to a 234bps increase in the average cost of funds on interest-bearing liabilities, coupled with a  $353.3 million, or 33.4%, increase in average interest-bearing liabilities.  The net interest margin of 2.93% for the quarter ended March 31, 2023 decreased 20bps compared to the net interest margin of 3.13% for the first quarter of 2022.

Noninterest Income

Noninterest income for the quarter ended March 31, 2023 totaled $719,000 and increased $68,000, or 10.5%, compared to $651,000 for the prior quarter.  The increase was primarily due to a $173,000 loss on redemption of life insurance in the fourth quarter 2022, partially offset by a $118,000 decrease in swap fee income during the first quarter of 2023.

Noninterest income for the quarter ended March 31, 2023 decreased $327,000, or 31.3%, compared to $1.0 million for the quarter ended March 31, 2022.  The decrease was primarily due to a $560,000 decrease in net gain on sales of residential mortgage loans.

During the second quarter 2022, we exited the DTC mortgage loan business in favor of traditional Retail mortgage lending to customers in our Regional markets. The following table represents the notional amount of loans sold during the three months ended March 31, 2023,  December 31, 2022, and March 31, 2022 (in thousands).

	Three Months ended
	March 31, 2023	December 31, 2022	March 31, 2022
Notional amount of loans sold	$1,991	$2,717	$85,180

The following table represents the revenue recognized on mortgage activities for the three months ended March 31, 2023,  December 31, 2022, and March 31, 2022 (in thousands).

	Three Months ended
	March 31, 2023	December 31, 2022	March 31, 2022
Gain (loss) on loans sold	$(3)	$(22)	$61
Gain (loss) from change in fair value of loans held-for-sale	-	-	(448)
Gain (loss) from change in fair value of derivatives	-	-	944
	$(3)	$(22)	$557

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2023 totaled $7.7 million and increased $418,000, or 5.7%, compared to $7.3 million for the prior quarter.  The increase in noninterest expense was primarily due to a $181,000 increase in other noninterest expense and a $172,000 increase in salaries and employee benefits.  The increase in other noninterest expense was primarily due to increased fraud losses on customer accounts during the quarter ended March 31, 2023.  The increase in salaries and employee benefits was primarily due to increases in payroll taxes, which on a percentage basis is higher in the first quarter of the year.

Noninterest expense for the quarter ended March 31, 2023 increased $1.4 million, or 22.5%, compared to $6.3 million for the quarter ended March 31, 2022.  The increase in noninterest expense was primarily due to a $365,000 increase in salaries and employee benefits, a $356,000 increase in other noninterest expense, a $352,000 increase in FDIC premiums, and a $138,000 increase in advertising and promotion expense. The increase in salaries and employee benefits was primarily due to the growth of our commercial loan sales and treasury management sales teams.  The increase in other noninterest expense was primarily due to a $180,000 increase in fraud losses on customer accounts, coupled with a $119,000 increase in charitable contributions. The increase in FDIC expense was related to increased assets and deposit levels and assessment rates, while the increase in advertising and promotion expense was related to advertising campaigns for our deposit promotions.

Income Tax Expense

Income tax expense was $1.1 million for the quarter ended March 31, 2023 (effective tax rate of 19.5%), compared to $1.2 million for the prior quarter (effective tax rate of 20.8%) and $1.0 million for the quarter ended March 31, 2022 (effective tax rate of 18.5%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.6 billion at March 31, 2023 and increased $43.8 million, or 2.8%, from December 31, 2022. The increase in net loans during the quarter was primarily due to a  $16.6 million increase in commercial real estate loan balances, a $9.0 million increase in single-family residential loan balances, a $5.8 million increase in home equity lines of credit, a $5.5 million increase in multi-family loan balances, a $4.2 million increase in construction loan balances, and a $2.8 million increase in commercial loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands).

	March 31, 2023	December 31, 2022
Construction - 1-4 family*	$22,099	$26,382
Construction - Multi-family*	107,841	112,701
Construction - Non-residential*	54,790	52,129
Hotel/Motel	17,211	17,443
Industrial / Warehouse	24,511	25,471
Land/Land Development	30,848	30,554
Medical/Healthcare/Senior Housing	443	469
Multi-family	131,178	111,848
Office	42,949	43,885
Retail	27,085	21,252
Other	$50,549	$49,897

*CFBank possesses a core competency and deep expertise in Construction Lending.  The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $718,000, or 0.04%, of total loans at March 31, 2023, a decrease of $43,000 from nonaccrual loans at December 31, 2022.  Loans past due more than 30 days totaled $973,000 at March 31, 2023 compared to $2.1 million at December 31, 2022.

The allowance for credit losses on loans and leases totaled $15.9 million at March 31, 2023 compared to $16.1 million at December 31, 2022.  The ratio of the allowance for credit losses on loans and leases to total loans and leases was 0.98% at March 31, 2023 compared to 1.01% at December 31, 2022.

On January 1, 2023, the Company adopted CECL, which resulted in an increase to the reserve for credit losses of $49,000.  There was $237,000 in provision for credit loss expense for the quarter ended March 31, 2023.  There was $637,000 in provision for credit loss expense for the quarter ended December 31, 2022 and no provision for credit loss expense for the quarter ended March 31, 2022.  Net charge-offs for the quarter ended March 31, 2023 totaled $5,000 compared to net charge-offs of $262,000 for the prior quarter.

Deposits

Deposits totaled $1.6 billion at March 31, 2023, an increase of $75.9 million, or 5.0%, when compared to $1.5 billion at December 31, 2022.    The increase when compared to the prior quarter end is primarily due to a $69.4 million increase in money market account balances and a  $21.3 million increase in certificate of deposit account balances, partially offset by a $14.7 million decrease in checking account balances.    Noninterest-bearing deposit accounts totaled $224.1 million at March 31, 2023 and decreased $39.1 million from $263.2 million at December 31, 2022.  At March 31, 2023, approximately 30.5% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 31.6% at December 31, 2022.

Borrowings

FHLB advances and other debt totaled $137.0 million at March 31, 2023, an increase of $27.5 million, or 25.1%, when compared to $109.5 million at December 31, 2022.   The increase when compared to the prior quarter was due to $23.5 million increase in short-term FHLB advances and a $4 million increase on the Company’s line of credit with a third party financial institution.

Capital

Stockholders’ equity totaled $143.3 million at March 31, 2023, an increase of $4.1 million, or 2.9%, from $139.2 million at December 31, 2022.  The increase in total stockholders’ equity during the three months ended March 31, 2023 was primarily attributed to net income, partially offset by a $216,000 increase in other comprehensive loss.  The other comprehensive loss was the result of the mark-to-market adjustment of our investment portfolio.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR), PPNR Return on Average Assets (PPNR ROA) and PPNR Return on Average Equity (PPNR ROE).  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a  comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank was recognized in CB Resource Inc.’s Durable Performance Index which highlighted banks who have maintained above average performance based on 11 key performance indicators over the three-year period ended September 30, 2022.  In addition, CFBank ranked #7 on American Banker’s listing of Top 200 Publicly Traded Community Banks based on 3-year average return on equity as of December 31, 2021.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, current and future economic and financial market conditions, including ongoing increasing interest rate policies, changes in the interest rate environment due to economic conditions and the fiscal and monetary policy measures taken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and deposit pricing; the effects of inflationary pressures and the impact of rising interest rates on our borrowers’ liquidity and ability to repay loans; recent and future bank failures, which may reduce customer confidence, affect sources of funding and liquidity (including attraction and retention of deposits), increase regulatory requirements and costs, adversely affect financial markets and/or have a negative reputational impact on the banking industry as a whole; and those additional risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2022.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2023	2022	% change
Total interest income	$24,176	$13,152	84%
Total interest expense	11,443	2,378	381%
Net interest income	12,733	10,774	18%

Provision for credit losses	237	-	n/m
Net interest income after provision for credit losses	12,496	10,774	16%

Noninterest income
Service charges on deposit accounts	304	266	14%
Net gain (loss) on sales of residential mortgage loans	(3)	557	n/m
Swap fee income	30	13	131%
Other	388	210	85%
Noninterest income	719	1,046	-31%

Noninterest expense
Salaries and employee benefits	3,986	3,621	10%
Occupancy and equipment	381	319	19%
Data processing	549	520	6%
Franchise and other taxes	299	323	-7%
Professional fees	606	607	0%
Director fees	170	141	21%
Postage, printing, and supplies	55	43	28%
Advertising and marketing	183	45	307%
Telephone	64	53	21%
Loan expenses	172	100	72%
Depreciation	133	115	16%
FDIC premiums	503	151	233%
Regulatory assessment	58	66	-12%
Other insurance	47	44	7%
Other	485	129	276%
Noninterest expense	7,691	6,277	23%

Income before income taxes	5,524	5,543	0%
Income tax expense	1,076	1,025	5%
Net Income	$4,448	$4,518	-2%

Share Data
Basic earnings per common share	$0.69	$0.70
Diluted earnings per common share	$0.68	$0.69

Average common shares outstanding - basic	6,402,856	6,417,881
Average common shares outstanding - diluted	6,542,698	6,548,380

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2023	2022	2022	2022	2022
Assets
Cash and cash equivalents	$214,248	$151,787	$198,066	$154,850	$168,290
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	9,661	10,442	11,436	12,220	13,004
Equity Securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	591	580	-	-	8,470
Loans and leases	1,631,998	1,588,317	1,489,570	1,393,759	1,296,836
Less allowance for credit losses on loans and leases	(15,915)	(16,062)	(15,687)	(15,532)	(15,520)
Loans and leases, net	1,616,083	1,572,255	1,473,883	1,378,227	1,281,316
FHLB and FRB stock	9,203	7,942	7,633	7,332	7,326
Premises and equipment, net	4,118	3,778	3,792	6,110	6,032
Other assets held for sale	5,500	1,930	1,930	-	-
Operating lease right of use assets	1,930	1,357	1,499	1,638	1,782
Bank owned life insurance	25,791	25,641	26,189	26,038	25,889
Accrued interest receivable and other assets	38,085	39,362	34,514	27,962	26,986
Total assets	$1,930,310	$1,820,174	$1,764,042	$1,619,477	$1,544,195

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$224,096	$263,241	$270,945	$244,484	$253,778
Interest bearing	1,379,745	1,264,681	1,219,038	1,133,005	1,045,008
Total deposits	1,603,841	1,527,922	1,489,983	1,377,489	1,298,786
FHLB advances and other debt	136,970	109,461	102,803	75,594	83,235
Advances by borrowers for taxes and insurance	2,132	3,513	2,573	1,879	2,078
Operating lease liabilities	5,572	1,438	1,588	1,736	1,889
Accrued interest payable and other liabilities	23,530	23,670	17,311	15,185	14,972
Subordinated debentures	14,932	14,922	14,912	14,903	14,893
Total liabilities	1,786,977	1,680,926	1,629,170	1,486,786	1,415,853

Stockholders' equity	143,333	139,248	134,872	132,691	128,342
Total liabilities and stockholders' equity	$1,930,310	$1,820,174	$1,764,042	$1,619,477	$1,544,195

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$15,197	$215	4.84%	$16,178	$217	4.75%	$20,309	$224	4.36%
Loans and leases and loans held for sale (3)	1,587,536	22,338	5.63%	1,522,529	19,971	5.25%	1,262,051	12,828	4.07%
Other earning assets	125,780	1,502	4.78%	161,904	1,603	3.96%	89,004	38	0.17%
FHLB and FRB stock	8,064	121	6.00%	7,810	110	5.63%	7,319	62	3.39%
Total interest-earning assets	1,736,577	24,176	5.56%	1,708,421	21,901	5.12%	1,378,683	13,152	3.82%
Noninterest-earning assets	87,766			86,974			77,320
Total assets	$1,824,343			$1,795,395			$1,456,003

Interest-bearing liabilities:
Deposits	$1,288,161	10,419	3.24%	$1,260,255	7,775	2.47%	$956,568	1,684	0.70%
FHLB advances and other borrowings	124,610	1,024	3.29%	118,083	971	3.29%	102,860	694	2.70%
Total interest-bearing liabilities	1,412,771	11,443	3.24%	1,378,338	8,746	2.54%	1,059,428	2,378	0.90%

Noninterest-bearing liabilities	269,780			279,212			270,376
Total liabilities	1,682,551			1,657,550			1,329,804

Equity	141,792			137,845			126,199
Total liabilities and equity	$1,824,343			$1,795,395			$1,456,003

Net interest-earning assets	$323,806			$330,083			$319,255
Net interest income/interest rate spread		$12,733	2.32%		$13,155	2.58%		$10,774	2.92%
Net interest margin			2.93%			3.08%			3.13%
Average interest-earning assets
to average interest-bearing liabilities	122.92%			123.95%			130.13%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights
	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2023	2022	2022	2022	2022
Earnings and Dividends
Net interest income	$12,733	$13,155	$13,316	$11,545	$10,774
Provision for credit losses	$237	$637	$150	$-	$-
Noninterest income	$719	$651	$705	$808	$1,046
Noninterest expense	$7,691	$7,273	$8,599	$6,472	$6,277
Net Income	$4,448	$4,671	$4,249	$4,726	$4,518
Basic earnings per common share	$0.69	$0.73	$0.66	$0.74	$0.70
Diluted earnings per common share	$0.68	$0.72	$0.65	$0.72	$0.69
Dividends declared per share	$0.05	$0.05	$0.05	$0.04	$0.04

Performance Ratios (annualized)
Return on average assets	0.98%	1.04%	1.02%	1.18%	1.24%
Return on average equity	12.55%	13.55%	12.62%	14.61%	14.32%
Average yield on interest-earning assets	5.56%	5.12%	4.54%	3.88%	3.82%
Average rate paid on interest-bearing liabilities	3.24%	2.54%	1.50%	1.05%	0.90%
Average interest rate spread	2.32%	2.58%	3.04%	2.83%	2.92%
Net interest margin, fully taxable equivalent	2.93%	3.08%	3.36%	3.04%	3.13%
Efficiency ratio	57.17%	52.68%	61.33%	52.39%	53.10%
Noninterest expense to average assets	1.69%	1.62%	2.07%	1.62%	1.72%

Capital
Tier 1 capital leverage ratio (1)	10.02%	9.89%	10.00%	10.09%	11.06%
Total risk-based capital ratio (1)	12.93%	12.74%	12.78%	13.33%	14.01%
Tier 1 risk-based capital ratio (1)	11.84%	11.65%	11.65%	12.13%	12.76%
Common equity tier 1 capital to risk weighted assets (1)	11.84%	11.65%	11.65%	12.13%	12.76%
Equity to total assets at end of period	7.43%	7.65%	7.65%	8.19%	8.31%
Book value per common share	$21.88	$21.43	$20.85	$20.25	$19.70
Tangible book value per common share	$21.88	$21.43	$20.85	$20.25	$19.70
Period-end market value per common share	$19.50	$21.18	$20.62	$21.00	$22.30
Period-end common shares outstanding	6,549,991	6,496,824	6,467,278	6,552,020	6,515,927
Average basic common shares outstanding	6,402,856	6,363,552	6,393,531	6,413,884	6,417,881
Average diluted common shares outstanding	6,542,698	6,491,820	6,547,791	6,552,763	6,548,380

Asset Quality
Nonperforming loans	$718	$761	$1,004	$921	$1,006
Nonperforming loans to total loans	0.04%	0.05%	0.07%	0.07%	0.08%
Nonperforming assets to total assets	0.04%	0.04%	0.06%	0.06%	0.07%
Allowance for credit losses on loans and leases to total loans and leases	0.98%	1.01%	1.05%	1.11%	1.20%
Allowance for credit losses on loans and leases to nonperforming loans and leases	2216.57%	2110.64%	1562.45%	1686.43%	1542.74%
Net charge-offs (recoveries)	$5	$262	$(5)	$(12)	$(12)
Annualized net charge-offs (recoveries) to average loans	0.00%	0.07%	0.00%	0.00%	0.00%

Average Balances
Loans	$1,603,237	$1,537,941	$1,439,863	$1,340,330	$1,254,639
Assets	$1,824,343	$1,795,395	$1,662,024	$1,596,926	$1,456,003
Stockholders' equity	$141,792	$137,845	$134,639	$129,423	$126,199

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR, (2) PPNR return on average assets and (3) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) net earnings (2) return on average assets and (3) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net income	$4,448	$4,671	$4,518
Add: Provision for credit losses	237	637	-
Add: Income tax expense	1,076	1,225	1,025
Pre-provision, pre-tax net revenue	$5,761	$6,533	$5,543

Average Assets	$1,824,343	$1,795,395	$1,456,003
Average Stockholders' Equity	$141,792	$137,845	$126,199

Return on average assets (1)	0.98%	1.04%	1.24%
PPNR return on average assets (2)	1.26%	1.46%	1.52%

Return on average equity (3)	12.55%	13.55%	14.32%
PPNR return on average equity (4)	16.25%	18.96%	17.57%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity